                                                 NCO Portfolio Management, Inc.
                                                             Host: Nicole Engle
                                                  August 1, 2001/10:00 a.m. CDT
                                                                         Page 1

                                  Exhibit 99.2


                         NCO PORTFOLIO MANAGEMENT, INC.

                                 August 1, 2001
                                  10:00 a.m. ET


Moderator          Good morning, ladies and gentlemen. Thank you for standing
                   by. Welcome to the NCO Portfolio Management second quarter conference call. At this time, all participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session. As a reminder, today's conference is being recorded, Wednesday, August 1, 2001.

                   I would now like to turn the conference over to Nicole Engle. Please go ahead, ma'am.

N. Engle Good morning, and thank you for joining us today to discuss NCO Portfolio Management's second quarter 2001 results.

                   If you have not received a fax of the press release, please contact our office at 212-661-8030, and we will send one over to you and ensure that you are on the company's distribution list.

                   There will be a replay for the call, which begins one hour after the call and runs through for one week. The replay can be accessed by dialing 1-800-405-2236 or 303-590-3000, pass code 369594.

                   On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management, Inc., and Rick Palmer, Chief Financial Officer of NCO Portfolio Management, Inc. Management will make some opening comments and then we'll open the line for questions.

                   Before we begin, I would like to read a standard forward-looking statement disclaimer. Certain statements on this call, including, without limitation, statements as to the effects of potential business opportunities, statements as to fluctuations and quarterly operating results, statements as to trends, statements as to the company's or management's beliefs, expectations or opinions, and all other statements on this call, other than historical facts, are forward-looking statements, as such term is defined in the Securities and Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby.

                   Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability of purchased accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to historical financial statements of Creditrust , risks related to the retention of the its senior management team, risks related to securitization transactions, risks related to the fluctuation and quarterly results, risks related to NCO Group's ownership control of the company, risks related to the dependency on NCO Group for its collection, and other risks detailed from time to time in the company's filing with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on April 2, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                   Michael, are you ready to begin?

M. Barrist         Yes, thank you. I'd like to thank everyone for joining us
                   today for NCO Portfolio Management's second quarter conference call. Today's agenda will be as follows. I will provide a brief operational overview of the quarter. Rick
                   Palmer will then provide a detailed financial recap of the quarter. Then, as always, we'll open up for questions and answers.

                   During the quarter, NCO Portfolio met its operating objectives. Revenue was $17.9 million on collections of $29.3 million. Net income was $3.9 million, which represents earnings per share of $0.29. For the quarter, we recognized approximately 61% of our collections as revenue, and allocated the remaining 39% to amortization. Also during the quarter, we reviewed all of our portfolios to determine the adequacy of the collection projections we had in place, to determine the impact of the difficult collection environment on the estimated remaining collections for each portfolio.

                   As part of this process, we determined that the Legacy Creditrust portfolios, as well as the purchases we've made since our merger with Creditrust in February of this year would require no adjustments to the collection projections, since we set those projections based on current trends. However, in reviewing several of the Legacy NCO Portfolio purchases, we determined that recent trends indicate that these portfolios may not liquidate as originally projected, and accordingly, we adjusted the remaining expected collections for those pools. This adjustment resulted in an impairment charge during the quarter of approximately $463,000 or $0.02 per share.

                   During the second quarter, we focused on completing the integration of our servicing platform into NCO Group, our parent company, as well as resolving any final issues that related to the bankruptcy of Creditrust. Today, all the servicing in the company's portfolios is handled by NCO Group, and we're utilizing NCO Group's infrastructure where appropriate to ensure the best possible expense structure. Additionally, with the exception of a few unresolved claims, which are fully allowed for, we have completed all the requirements of Creditrust reorganization.

                   During the quarter, we were also very focused on putting in place the correct management team and operating infrastructure needed to be the premier player in the delinquent accounts receivable portfolio purchase space. We have hired several analysts and portfolio resources that are required for underwriting, purchasing, and managing portfolios.

                   During the quarter, we purchased approximately $225 million of accounts, for an aggregate price of approximately $13 million. This represents a pricing of between $0.05 and $0.06 on the dollar. While pricing throughout the quarter is slightly above the historical trend, overall pricing is consistent, and as we've probably stated on prior calls, pricing will vary from time to time, based on the mix of accounts we buy.

                   While looking at the industry as a whole right now, we anticipate that pricing will stay neutral in the near term or rise slightly. That is based on the phenomenon that accounts that we are currently buying are actually collecting better than historical buys, given the fact that our clients have larger amounts of accounts that are passing through their delinquency cycle to charge off, and limited resources are preventing them from working them as hard as they have in the past.

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                   To date, the company is meeting it's purchase budget that we set forth originally, when we laid out our plan for the upcoming year, and we anticipate that at this time we will continue to buy on a monthly or quarterly basis, consistent with that budget.

                   I'll now turn the call over to Rick Palmer for a financial recap.

R. Palmer          Thank you, Michael. Before getting into the detailed results,
                   I'd like to point out that the results for this quarter include the operations for the full quarter of NCO Portfolio and for Creditrust, which was acquired on February 21st.
                   Comparative numbers in the tables in the press release are those of just NCO Portfolio Management as a stand-alone company, and do not reflect the operations of Creditrust prior to the acquisition. Accordingly, the prior period results are not necessarily comparable to other quarters, so we will not spend much time on comparisons.

                   The acquisition of Creditrust was accounted for using purchase accounting, consequently the company's capital stock and paid in capital were adjusted to reflect the effect of accounting for the merger as the purchase of the assets and assumption of liabilities of Creditrust. It's important to note that the purchase price, assets, liabilities, and stock ownership percentages are preliminary estimates. The final purchase price and related allocations to assets and liabilities are subject to change. For example, the stock ownership may increase by approximately 1%, depending on the final determination of the amount of Creditrust liabilities. However, the final timing of the determination of the balance sheet will be before year-end.

                   With that background in mind, net income for the second quarter of 2001 was $3.9 million or $0.29 per share on a fully diluted basis. This is in line with our guidance of $0.28 to $0.31 per share. Collections for the quarter were $29.3 million. Revenue was $17.9 million or 61% of collections. Revenues as a percentage of collections are on target with our expectations, which were an average annualized guidance of 64%. Moving forward, we expect to be closer to the 64% level.

                   Collections were in the high range of our guidance of $27 million to $30 million, due principally to conservative assumptions used to project the timing and impact of recent purchases. For budgeting purposes and purchasing decisions as well as for providing guidance, we endeavor to make assumptions that are readily achievable. We have to make assumptions on the timing of purchases, the face amount, purchase price, estimated recoveries and the timing of those recoveries, among other matters.

                   On an on-going basis, as we review the expected future cash flows of each portfolio, we assess the carrying value of the asset, as well as the expected return on the asset. With a typical portfolio, the future cash flows are expected to recover the cost of the asset, plus provide a return. Over time, this return is recognized as revenue. If, based on current circumstances including past performance, the estimates are changed, the rate at which revenue is recognized will also change. If the future estimated cash flows are not sufficient to cover the remaining carrying value of a portfolio, an impairment has occurred and the portfolio must be written down to its net realizable value.

                   As we entered the current economic climate, we have adjusted assumptions on our old portfolios, and have used more moderate projections on our newer purchases. Accordingly, purchases since the merger have outperformed base assumption in this quarter. Somewhat offsetting the higher collections on recent purchases, Legacy NCO Portfolio collections were under our collection targets for the quarter. These purchases were generally acquired from six months to up to two and a half years ago, when we were in a very different economic climate.

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                   As Michael mentioned earlier, during the second quarter
                   review of portfolios, we adjusted the expected future cash flows on certain of these portfolios, to reflect a more difficult collection environment. On six of these portfolios, an impairment was deemed to exist and the portfolios were written down to their net realizable values. Going forward, all collections on those portfolios will be applied to reduce the carrying value, with no revenue being recognized until the carrying value is fully recovered. The impairment recorded during the second quarter was $463,000, which represented 0.3% of the carrying value of all the portfolios, and $0.02 per diluted share after tax on the current quarter's earnings.

                   Moving on to expenses, operating expenses were $9.4 million. Included in operating expenses were servicing fees of $7.7 million, which includes $1 million in contingency, legal and collection fees reimbursed to NCOG for accounts referred to outside attorneys. It is important when analyzing our results to remember the servicing fees are paid as a commission on collections and not on revenue.

                   Servicing fees, as a percentage of collections, were a blended 23% for the fees paid to NCOG for servicing, and 26% including the contingency and legal fee reimbursements. This is somewhat higher than our guidance of 23% to 24%. This increase reflects the impact of a slower than expected run-off of legal contingency fees on the Creditrust portfolios, as accounts were recalled from the legal network to be processed through the NCO channels, as expected. Of course, we only pay legal contingency fees when moneys are collected, so this cost is totally variable.

                   Given the difficult collection environment, and based on the results here today, reimbursements of contingency and legal costs will increase our effective servicing fees. We estimate that servicing fees, as a percentage of collections, will range from 26% to 27% in both the third and the fourth quarters. However, we do not expect this to impact our original guidance. All of the servicing fees were paid to NCO Group, including reimbursement for legal contingency fees.

                   Payroll and related expenses and selling, general and administrative expenses were all in line with expectations. As we have stated previously, these expenses are very small compared with the servicing fee component of our expense structure. This does give us an advantage in keeping our expense structure variable and scaleable.

                   Operating income for the quarter was $8.5 million and EBIT DA was $8.6 million for the quarter.

                   Interest expense was incurred on funds borrowed to fund purchases of portfolios under the sub-debt facility, and to fund the acquisition of Creditrust. Interest expense was $2.3 million, compared to our guidance of $2.8 million to $3.1 million. The lower than expected interest is principally attributable to the lower interest rates afforded on both the variable rate revolver, and one securitized portfolio.

                   In conclusion, I have a few a few comments on financial condition.

                   The company's cash balances were $6.4 million as of June 30, 2001. The available credit on the $50 million sub-facility with NCOG was $6.8 million. Coupled with substantial cash flow from currently owned receivables, the company expects to meet its investment objectives issued earlier.

                   Thank you, ladies and gentlemen, that concludes my formal presentation. Now, I'll turn the call back to Michael.

M. Barrist         Thanks, Rick. Operator we can open it for questions and
                   answers.

Moderator          Thank you, sir.

                   Our first question comes from David Scharf. Please state your company name, followed by your question.

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D. Scharf          Good morning. It's David Scharf with Jolson Merchant
                   Partners. Michael, a couple of questions. First, you probably answered this; I just wanted to be clear on the write-down. For the actual Creditrust portfolios, which you didn't presumably write-down, were there any adjustments to the liquidity curves? That's that future revenue recognition might be altered, even though there was not a write-down to the assets that are on the books right now.

M. Barrist         No, there was no adjustments at all made to the Creditrust curves. You have to remember with those curves, that we did the original valuation for them back in June of last year. It
                   (the bankruptcy process) took a long time, so we had adequate time to track them. Now our modeling is dynamic, in that the height of the curve moves over time, up and down slightly, based on performance to date. For example, if we have a portfolio that the shape of the curve is correct, but we've collected 5% less than what we were supposed to collect in the first six months, our system will automatically bring down the anticipated results for the remaining 54 months.

D. Scharf          Right.

M. Barrist         So I don't have them in front of me, to tell you any nits or nats that the model did to it, but there were no major type adjustments made to those curves. We're very pleased with the performance of them; they're performing on track. In fact, some of them are actually performing better than anticipated, so we're doing very well. Keep in mind, too, that much like the newer purchases, they were done in a newer economic climate and with some experience behind them. You also have the benefit there that any effects of the economy are counter-acted by improvements in efficiency in the collection operations.

D. Scharf          Got you. Secondly, in terms of servicing fees, the blended percentage servicing fee right now, partially relates to the deal struck with the old Creditrust bondholders. Going forward on new purchases, is there a different servicing fee that we ought to look for between NCOP and NCOG going forward, as the Creditrust paper runs off, and the portfolios now take on more of the characteristics of new paper?

M. Barrist         There is a fee structure that was negotiated at the time of the agreement for new purchases, for primary, secondary, and tertiary accounts (meaning accounts that have been through collection agencies up to two times prior to purchase), that are in line with the industry standards. It's very important, obviously, to have an arms length relationship between the two companies. They are in place for pretty much everything we could think of at the time we did the deal. There is also the ability for the two parties to negotiate, if a reasonable fee on any scenarios that are outside what we envisioned at the time we did it, so newer paper coming in does have a higher rate, for the most part attached to it.

D. Scharf          Okay. Thank you.

Moderator          Thank you, sir. Our next question comes from Allen Creech.
                   Please state your company name, followed by your question.

A. Creech          Hi, guys. It's Allen Creech, for the Emerging Growth
                   Equities. Just a couple of clarifications. When you say that for the remainder of the year revenues as a percentage of collections will be closer to 64%, do you mean for the year or do you mean for the two individual quarters?

R. Palmer          Allen, we mean for the year.  It will average out at 64%.

A. Creech          At 64%, so the assumption would be higher than that in the last half of the year?

R. Palmer          Right.

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A. Creech          Okay. Secondly, on the charge, the $463,000, it can sound
                   like every quarter you're constantly evaluating your portfolios, evaluating what you're bringing in, and making adjustments. Why is this more of a one-time right now, as opposed to just an operational issue that we'll see quarter after quarter? Can you differentiate that for us?

M. Barrist         From an operational perspective, the accounting method that we have, certainly we've built a model that we load a curve up-front, as Rick said, with all the best available information at the time, and hopefully the experience of having worked that portfolio or a similar portfolio in the past. We load a curve and our model automatically adjusts it up and down, tweaks it, based on performance to date.

                   There is a requirement of management, and really it's the right thing to do, to look at these things on a monthly and quarterly basis to determine if, in fact, the shape of the curve is wrong, or there's a broader based adjustment required for another reason. A good example of another reason would be, you found out that the portfolio doesn't have the right contract behind it, or the economy has a downturn. Something's happened.

                   We did this adjustment right now with a primary focus on the economic condition, difficulty in the collection environment. Quite frankly, the end result was actually pretty positive, in that, a few portfolios in the NCO Portfolio Legacy world had impairments or some other minor adjustments made. But all in all, we did pretty well in looking at these things. It gave us confidence that our model was working and that the newer stuff had gotten loaded, knowing everything we know today.

                   On an on-going basis, there will be adjustments here and there. There have been adjustments in the past here and there. You will see small impairments here and there, just because that is the nature of the beast. You're correct about that, but this was a larger scaled process here, where we really dug and really wanted to take into account everything we know, relative to the slowing economy to make sure that we have adjusted everything accordingly.

A. Creech          Okay. On a quarterly basis, do you think it's fair to include these charges into the earnings estimates that you guys have out there? Do you see these as one-time charges that should not be part of the operational expenses? This quarter, say for example, there's about one and a half percent of total collections. Do you feel that that's a fair assessment going forward?

M. Barrist         With the exception of impairments, changes to curves affect revenue in essence.

A. Creech          Right.

M. Barrist         So, should it be called out and looked at by our investors as one-time charges? The answer is no, in my opinion, short of an extraordinary event. We make reference to it, but certainly we are happy that we were able to meet our expectations even with it. Again, I think you're seeing the extreme of a re-look at this thing. But every quarter, every month, we look at these things all the time. As these adjustments occur, they will create small deviations in revenue. There may be some impairment charges coming down the pike, but I see it as a normal cost of doing business.

                   My view on it would be, it is not something that people should look to pull out of the EPS and say, the EPS before impairments is a number, because impairments are a part of our business. You buy a hundred portfolios and 50% of them are going to look pretty close to what you thought, 25% of them are going to do better, and 25% of them are going to do worse. If you cut it down, more than five of them are going to be home runs and five of them are going to be disasters, and that's the rationale of why we underwrite a lot. We buy a lot of small buys, and we do what we do.

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A. Creech          Right. The guidance going forward, that we have the range out there right now, would you say you could include these impairments and still meet your numbers?

M. Barrist         At this point, we are not modifying guidance.

A. Creech          Okay.

M. Barrist         Now certainly, broader changes to the economy or something else like that, there's always things that could happen that could cause you to modify guidance, but we at this point feel comfortable with the guidance we have on the street.

A. Creech          Good.  Great quarter, guys.

M. Barrist         Thank you.

Moderator          Thank you, sir. Our next question comes from Thatcher
                   Thompson. Please state your company, followed by your question.

T. Thompson        Merrill Lynch.  Good morning.

                   Michael, the six portfolios where there's an impairment, they are Legacy, NCO Portfolios and you guys contributed book value of roughly $25 million to the combined entity?

M. Barrist         Correct.

T. Thompson        If you took those six portfolios, how much book value did
                   they have?

M. Barrist         I don't know that exact number from it, do you know?

                   It was $1.9 million. So the $1.9 million became $1.4 million in essence. (actually, the 1.9 million was after the adjustment) There's other things that have happened since we contributed them.

T. Thompson        Okay. From here on out, any collections on those files, those portfolios, down to zero?

M. Barrist         Rick, do you want to?

R. Palmer          That's right, basic accounting from this point is they go on a non-accrual status and collections reduce carrying value until it gets to zero. History tells us, we will collect more than the carrying value, and that will be recorded as income when received.

T. Thompson        Is there any theme on the $1.9 million of receivables? Are they credit card receivables or cable receivables, or something that makes them less likely to be collected than the rest of that portfolio?

M. Barrist         The majority of them, I think, all but one or two. Is it all but two, Rick?

R. Palmer          All but two.

M. Barrist         All but two, so four of the six portfolios are actually from one seller, from very, very early in our account portfolio purchase business. We've had some problems with them all long. Just write it off to a lesson learned in life. I talked to a bunch of analysts and told them that early in our career in this business we learned a lesson about not buying anything off of data provided by clients, and that is in essence the client that did that to us, so its not surprising. If you pull that away, then there's two other ones that we adjusted off that are from a very good client that we made a lot of money with, we just had two duds in the mix.

                   Again, in being in this business, you're going to have impairments. There's no way you're not going to have, from time to time, a pool that mathematically ends up in impairment mode, based on management looking at these curves and seeing what's happened to date, and what is expected to happen in the future. The mathematics of the model will adjust it to a certain extent, but as managers we need to keep looking at it, understanding the economy and understanding the cycle we are in and doing what we need to do.

T. Thompson        Okay. Is there any theme or concentration of the $211 million in accounts you bought this quarter?

R. Palmer          It is still a mix, between fresh charge off and some older stuff, which is our business. We have lot of business in fresh charge off with a very select group of clients that we've worked with for a long time and have made a lot of money with. Outside of that arena, we've been buying spot buys, and we're looking at a lot of spot buys. That continues in my opinion, to be the real big opportunity going forward, where you may get some pricing breaks moving forward, and that's a place where you can make a lot of money.

T. Thompson        All right. Thank you.

M. Barrist         Sure.

Moderator          Thank you, sir. Our next question comes from Anthony McChase.
                   Please state your company name, followed by your question.

A. McChase         Hi. Laidlow Asset Management. I'm fairly new to the story, and forgive my ignorance, but what is the basic difference?
                   I'm trying to understand the difference between what NCO
                   Group does and NCO Portfolio Management does?

M. Barrist         Okay. NCO Group is in the accounts receivable, outsourcing and collection business. We are a service provider. We provide services to clients in healthcare, banking, utilities, telecom, education, government, and we either charge them a fixed fee to do our work, or a contingent collection fee. As a derivative business, and as a product we have always believed we needed to offer, we have a business where we will buy charge-offs from our clients and pay them an amount of money we negotiate with them based on the net liquidity, present value of what they would get working their accounts in a collection agency mode.

                   That business has grown and we formed NCO Portfolio Management with a reverse merger with a bankrupt public company called Creditrust in February this year, and made it a separate company, which NCO Group owns 63+% of, and it's basically a symbiotic relationship. The risk business is out therein NCO Portfolio Management. We (NCOG) own 63% of it. We
                   (NCOG) source all of our buy opportunities in the U.S. to that company (NCPM), and that company (NCPM) in turn uses us exclusively as a service provider.

A. McChase         Okay. Is there any analyst coverage currently on NCO
                   Portfolio Management?

M. Barrist         Rick.

R. Palmer          Yes, sir.  We have a report out from Emerging Growth
                   Equities.

A. McChase         Do you foresee any type of traditional analyst coverage from larger firms?

R. Palmer          Basically, if you look at the NCO Group analyst reports over the last six to nine months, while there's not a lot of pure analyst coverage at this point in time for the subsidiary, most of the analysts who cover NCO Group have spent a considerable amount of time understanding, analyzing, and modeling NCO Portfolio, because it's a meaningful part of our (NCOG's) business. You can gain a lot of information that way.

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

A. McChase         Just a final question. In terms of where the stock should
                   potentially trade, is it fair to say, NCOG and NCOPM should roughly trade with the same multiple. I'm looking at the stock and you guys have done a great job, albeit in a short period of time, of doing everything you said you were going to. It just seems that there's a tremendous disparity between the way one stock trades versus another.

M. Barrist         I can't really comment on what the multiple would be, but
                   what I'll tell you is one of the reasons we've put it in a separate public company is the service business is viewed a certain way by investors, relative to risk and reward, and the risk business or the portfolio business is viewed a different way. Most of investors that we've talked to certainly take into consideration different multiple levels, based on their assessment of the risk in each business.

                   Again, I think it would be worth your while to pull up some of the analyst reports on NCO Group, and as well Emerging Growth Equities has done a good job really understanding our business. Read through it, and you'll get a flavor for the rationale of what they think multiple ranges should be, and how to value the businesses.

A. McChase         Great job. Keep up the good work.

Moderator          Thank you, sir. Our next question comes from Bill Warmington.
                   Please state your company name, followed by your question.

B. Warmington      Sun Trust Robinson Humphrey.  Good morning, everyone.

M. Barrist         Good morning.

B. Warmington      I had a question for you on the effective yield of the
                   portfolio. If you could walk us through the calculation for that this quarter?

M. Barrist         I'm not sure I understand your question.

B. Warmington      I have spoken with Rick in the past about doing a calculation to actually figure out what the effective yield is on the accounts receivables on a portfolio basis, where you are kind of looking at the income on the finance receivables, and how they relate to the average investment balance for the quarter. Am I looking at this wrong?

R. Palmer          Bill, this is Rick Palmer. No you're not. We still think the best way for the community to look at this is principally that we've set up our buying program, we've set our guidance on collections. As long as we're coming in within our range on collection guidance and our purchase program, then that is the best indication that we're doing the job we set out to do. Other measures, like effective yield on the portfolio, have shortcomings that we think are better addressed by looking at the collection streams.

B. Warmington      Okay.

R. Palmer          So if we're collecting what we say we're going to collect, we're doing the job. We're not overbuying to make up for shortfalls. We're buying what we said we'd buy. We're buying in the price range we said we'd buy in, and we're keeping within those parameters, and that's the best way to measure us.

B. Warmington      Okay. Another question then, is at what point do you start to sell the portfolios? Is that part of the game plan?
                   Typically, you'll see your clients, they'll have a portfolio, NCO Group will work it for awhile, and at some point they'll have another firm work it, but eventually they'll come to a point, they'll probably sell it. Do you guys plan on doing some of that as well on the back end of the portfolios?

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M. Barrist         We absolutely do. There's really, as you know, in the
                   business right now, from the client prospective, some are selling stuff fresh and some are selling them at various entry points or exit points, in the recovery strategy. When you move over to the account portfolio purchase side, some of our competitors have done very, very large scale buys, and have analyzed them, sold off sub-sets of the portfolio they did not want to work. Some of our competitors have made use of the sales process to exit certain portfolio or pools that they don't want to be in.

                   We, to date, have looked at a couple of buys with the thought process of slicing and dicing them, and using some analytics to determine what we do and don't want. I don't know that that's a highly successful strategy on the spot market. I think you'd have to have a pre-negotiation with someone, because the adverse selection that we would create in doing that, other buyers who would buy those portfolios would know about, so it creates a hardship (to the seller).

                   We have talked with some smaller companies and other companies, when there's a large buy out there, much how like banks participate, to come in with us and get three or four companies together, and do a buy together, split it up by geography, where everybody gets an equal share, so that again, because we want to try and not have any 800-pound gorilla buys in our portfolio, because from a risk perspective that gets dangerous.

                   Now the more appropriate part of this is, it absolutely, positively makes sense for us to look to sell certain sub-sets of portfolios that are not creating revenue for us. It's really a mathematical calculation. There are sub-sets of the portfolio that we could argue produce no money for us, and are unlikely to produce any money, that could be sold. There are specialty pieces like deceased accounts and bankrupt accounts, that there are specialty buyers out there for, and theoretically, you could always do a mathematical calculation of keep or sell. The problem with all those things are, is the buyers out there typically don't like to buy things that have been through a really good collection company, and the prices are very, very low.

                   It's something we're looking at very carefully, we're trying to make use of Collections X, and some of the other companies out there where we believe that they will give us entree to the small buyers, the small local buyers. If we can create an economic situation, where it makes more money for the company to sell pieces of portfolios, we're going to do it. We're not going to jump into it because, you know with this process we've take it kind of in layers. We're growing very slowly, we're buying at a very specific pace, we're trying to not create a lot of moving targets. We've had the moving target, although the collectibility has changed a little bit. We've dealt with that, and we've watched that very carefully. The sales thing, we're not just going to jump in and start doing it. We're going to test it, and figure out the right mix and move forward.

                   I know that was a long answer for a short question, I'm sorry, but there's a lot to the decision.

B. Warmington      Thanks.

Moderator          Thank you, sir. Our next question comes from Brandt
                   Sakakeeny. Please state your company name, followed by your question.

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B. Sakakeeny       Thanks. Good morning, it's Brandt Sakakeeny at Deutsche Bank.

                   A couple of questions for you. Michael, first, it sounded like some of these purchased portfolios or at least the bulk of them seem to have been exclusive agreements between you and the client, sort of with whom you've had a relationship. Is that the case, or, also, I guess, could you tell us what percentage come up for open bidding and things like that?

M. Barrist         We, right now, are down to one forward-flow contract.

                   Basically, right now, the market for forward-flow contracts, which are difficult to get the kind of contracts you want, is a long-term commitment. Obviously, I won't say it's scary, but it's scary. You have to know who you're in bed with. You have to know the client very well. You have to have a relatively high degree of assurance and checks and balances in place to make sure that they're not going to use adverse selection against you.

                   We have actually gotten rid of some contracts for those very reasons, where we had a buy stream and some of the attributes changed, and we took it to their attention, and we got out of the contract. A lot of the stuff that we buy is bid or individually one-off negotiated spot buys, meaning any client, for whatever reason, wants to do a one-time sale. We see that as actually the better piece of the market.

                   One of the reasons we're very good at that is, if you look at our integration and what we've done, we're data pack rats, so we have tons of data here, 70 some odd million records, across many clients, many products. Usually we can find something that's completely representative of what the client is selling, or something so close, that we can get a relatively high degree of assurance. If you combine that with some of the modeling work that Mike Meringolo and his team have been doing with Trans Union. We feel that we have a very good bidding and modeling engine and work product engine, and the spot buys are really the bigger part of the opportunity right now, and we continue to focus on them.

                   Forward flows, we will do them, but again the big one we have right now, we have a piece of that client's contingency business. We know what comes in through the contingency cycle. We know what they sell to us, and we track it. They have been straight up with us, and we've done very, very well with them, so we're very cautious of those relationships, and given the changing economic environment, even more so.

B. Sakakeeny       Okay. That's helpful. I guess, Rick, for modeling purposes,
                   I'm sorry, I missed why the revenue percentage was going up from sort of the 61.5% up to sort of the mid-66% range?

R. Palmer          It happens pretty much as just a function of where the blend of files is in their curve. It's just that we know that, over the next two quarters that the particular mix of files and where they are in their life cycle are going to produce that revenue percentage.

B. Sakakeeny       Okay. For modeling purposes, I think, service fees, we should assume 26.5% - 27%, going forward?

R. Palmer          Correct.

B. Sakakeeny       Okay. Great. SG&A in the 3.5% range?

R. Palmer          That sounds about right.

B. Sakakeeny       Okay. I guess finally, on the interest expense line, interest came in below, I guess ours and your expectations, what do you anticipate for the second half of this year?

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

M. Barrist         Obviously, we don't have a crystal ball in interest rates, but for right now, we're assuming that the extra money spent in servicing fees and legal fees is offset by a reduction in interest rate. In looking at modeling, if servicing fees are higher, you wouldn't raise revenue to make the model work;
                   you'd lower interest rates.

B. Sakakeeny       Okay. Got it. Thank you.

Moderator          Thank you, sir. Our next question comes from Stewart Quan.
                   Please state your company name, followed by your question.

S. Quan Hi. Zander Capital. I jumped on the call a few minutes late, what is the current guidance for the third quarter and the full fiscal year, for Portfolio Management and for NCOG?

M. Barrist         The guidance for the third quarter is $0.33 to $0.36, and the fourth quarter $0.35 to $0.38. Unfortunately, I don't have the NCOG stuff in front of me, because we have not given it yet. That will be on the conference call at 11:30 a.m. We're going to provide some guidance at that point in time.

S. Quan            Okay. Thanks.

Moderator          Thank you, sir. Our next question is a follow-up question
                   from Brandt Sakakeeny. Please go ahead with your question.

B. Sakakeeny       Thanks, again. It's Brandt Sakakeeny. Michael, actually a
                   question with respect to the bidding. Can you just give us a sense of sort of whom you are bidding against, and particularly have there been any new entrants to the market in this space right now?

M. Barrist         There's not been any big, new entrants into the marketplace right now, at least not that we see. Sometimes we know who we are bidding against, sometimes we don't. Obviously OSI
                   Portfolio is a big player in this space. Also, ASta. There's a bunch of companies out there. Some of them are actually public, but the same old players. You still have the small and mid-sized collection companies bumping in and trying to do some buys, which can be disruptive. That's the one thing that can be disruptive to us, because they don't know what to bid. Sometimes they bid stupid money.

                   As far as who's in the play, there's three or four big players, and there's some mid-sized players. With some of these online auction services, you don't always know who's out there bidding, but the seller does, and the seller pre-qualifies them based on financial stability and other things. That's one of the competitive advantages we have. I think, necessarily that OSI or some of the other big players have it also, is the clients know we can write the check, and that we close the deals very quickly.

                   Most of the big sellers are going to limit themselves down to three or four different players. With some of the online auction services, they're trying to slice and dice the portfolios, and regionalize them and do a lot of other things. The reality is that at the end of the day, the little bit of extra money they get, versus the contractual issues and the reputational issues, I don't really see that as long-term. They may do that for analysis purposes or to drop pricing, but I don't see a bigger desire to sell portfolio to 50 different people.

B. Sakakeeny       Okay. I guess one other question, at the margin have you
                   seen, given the economy, an on-going increase in the percentage of clients using purchase portfolio versus a contingency, or has that trend stabilized or reversed itself?

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M. Barrist         I don't think it has changed materially. I will tell you one piece of the equation that's changed a little bit is historically over time, some clients have managed some of their spot sales to work through their budgets for recoveries for the quarter, and meet their quarterly objectives. Obviously, an environment where most banks have lower expectations and have increased delinquency, and other things, the need for them to do that is diminished, so you get a few less fire sales. In our business, for all the major players, we like fire sales; they're good for us. Other than that, it's pretty consistent.

B. Sakakeeny       Okay. Thank you.

Moderator          Thank you. At this time, there are no further questions.
                   Please continue with any further statement.

M. Barrist         I'd like to thank everyone, again, for joining our call
                   today. As always, please feel free to call Rick Palmer or me, with any further questions, and we'll obviously be happy to answer them within the bounds of Regulation FD. Thank you.

Moderator          Thank you, sir. Ladies and gentlemen, this concludes the NCO
                   Portfolio Management second quarter conference call. We'd like to thank you for your participation on today's
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End of call.















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